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                                                            EXHIBIT NO. 99.11(b)


                          INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 2-68918 of MFS Series Trust VII of our report dated January 9, 1998 appearing in the annual report to shareholders for the year ended November 30, 1997 of MFS Capital Opportunities Fund (formerly MFS Value Fund), a series of MFS Series Trust VII, and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
---------------------
Deloitte & Touche LLP


Boston, Massachusetts
March 26, 1998